EXHIBIT 4.18

          THE SECURITIES REPRESENTED HEREBY HAVE BEEN ISSUED WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY STATE SECURITIES LAWS, AND MAY NOT BE SOLD, TRANSFERRED OR PLEDGED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER APPLICABLE FEDERAL AND STATE SECURITIES LAWS OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT THE TRANSFER IS EXEMPT FROM REGISTRATION UNDER APPLICABLE FEDERAL AND STATE SECURITIES LAWS.

                      ACCESS INTEGRATED TECHNOLOGIES, INC.
                             SECURED PROMISSORY NOTE


$1,500,000                                                   New York, New York
                                                Dated as of:  November 14, 2003

                  For value received, the undersigned, Access Integrated Technologies, Inc., a Delaware corporation (the "Company"), whose principal place of business is located at 55 Madison Avenue, Suite 119, Morristown, New Jersey 07960, hereby promises to pay to David Gajda (the "Holder") the principal amount of ONE MILLION FIVE HUNDRED THOUSAND DOLLARS ($1,500,000) in twenty (20) equal quarterly installments, each in the amount of $80,360.43 on the last day of March, June, September and December, commencing with March 31, 2004.

                  This note is one of the notes (the "Notes") referred to in that certain Stock Purchase Agreement, dated as of July 17, 2003, between and among the Company, Hollywood Software, Inc. and David Gajda and Robert Jackovich (the "Purchase Agreement") and is subject to any right of offset by the Company provided therein. This note is secured as provided in that certain Pledge and Security Agreement of even date herewith, by and among the Company and David Gajda and Robert Jackovich (the "Pledge Agreement").

                  Unpaid principal on this note shall accrue interest at the rate of eight (8%) percent per annum (based on a 365-day year) and shall be paid on each date on which principal is payable hereunder.

                  All or part of any this note may be prepaid at any time without premium or penalty.

                  All payments to be made by the Company pursuant to this note shall be made in lawful money of the United States by certified check, or federal funds wire transfer in immediately available funds.
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                  If the principal of or the interest on this note is not paid when due, then the overdue amount shall bear interest at the annual rate of eleven and one-half (11.5%) percent ("Default Interest"), which interest shall accrue from the date such overdue amount shall have become due through the date of payment of such overdue amount (including interest thereon).

                  The Company shall not incur indebtedness for borrowed money, except for Permitted Indebtedness. For purposes hereof, the following terms shall have the meaning specified:

                  (a) "Permitted Indebtedness" means Purchase Money Indebtedness, Acquisition Indebtedness, Senior Indebtedness, Debt Service Indebtedness, Subordinate Indebtedness, Refinancing Indebtedness and lease obligations that are capitalized in accordance with generally accepted accounting principles.

                  (b) "Purchase Money Indebtedness" means indebtedness, other than Acquisition Indebtedness, for the deferred purchase price of plant, property and equipment that is unsecured or is secured solely by the item of plant, property and equipment purchased;

                  (c) "Acquisition Indebtedness" means indebtedness incurred in connection with the purchase of all or substantially all of the assets or equity of a business that (i) is unsecured or secured solely by the assets (in the case of an asset acquisition) or equity (in the case of an equity acquisition) of the business so acquired, (ii) is in a principal amount that does not exceed fifty (50%) percent of the aggregate purchase price therefor and (iii) does not provide for amortization of principal on terms less favorable to the Company than equal monthly installments over a five-year period;

                  (d) "Senior Indebtedness" means indebtedness in an aggregate principal amount not greater than $1,000,000 at any time provided by a bank or institutional lender that is unsecured or secured by all or any of the assets of the Company and its subsidiaries;

                  (e) "Debt Service Indebtedness" means indebtedness the proceeds of which are used exclusively to repay all or any portion of the Notes and associated fees and expenses;

                  (f) "Subordinate Indebtedness" means unsecured indebtedness that is subordinate and junior in right of payment to the Notes and which does not provide for amortization of principal on terms less favorable to the Company than equal monthly installments over a five-year period; and

                  (g) "Refinancing Indebtedness" means indebtedness incurred and used solely to repay or refinance Permitted Indebtedness and any indebtedness of the Company outstanding on the date hereof and associated fees and expenses; provided, that the repayment terms thereof are not less favorable to the Buyer than the repayment terms of the indebtedness so repaid or refinanced.

                  This note shall be subordinate and junior in right of payment to all Senior Indebtedness.


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                  If any of the following events (each, an "Event of Default")
shall occur and be continuing:

                  (i) The Company shall fail to pay (whether in cash or by valid offset in accordance with the terms of the Purchase Agreement) any amount payable under this note when such payment becomes due whether at maturity or by acceleration or otherwise, and such failure remains uncured for five (5) business days after the Holder gives written notice of such failure to the Company;

                  (ii) A Default shall occur under the Pledge Agreement;

                  (iii) The Company shall incur any indebtedness other than Permitted Indebtedness;

                  (iv) The Company shall prepay (other than payments in or by conversion to capital stock of the Company) any Permitted Indebtedness other than Senior Indebtedness or prepayments made with the proceeds of any Refinancing Indebtedness;

                  (v) The Company shall breach, in any material respect, any representation or warranty under, or fails, in any material respect, to perform its obligations under this note or the Pledge Agreement; or

                  (vi) (a) The Company shall commence any case, proceeding or other action (x) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization, conservatorship or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts or (y) seeking appointment or a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Company shall commence dissolution proceedings or make a general assignment for the benefit of its creditors; (b) there shall be commenced against the Company any case, proceeding or other action of a nature referred to in clause (a) above that (A) results in the entry of an order for relief of any such adjudication of appointment or (B) remains undismissed, undischarged or unbonded for a period of sixty (60) days; (c) there shall be commenced against the Company any case, proceeding other action seeking issuance of a warrant of attachment, execution, distrait or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within sixty (60) days from the entry thereof; (d) the Company shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in any of the acts set forth in clauses (a), (b) or (c) above; or (e) the Company shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due, then, and in any such event, (x) if such event is an Event of Default specified in clause (vi) above with respect to the Company, automatically this Note (with all accrued and unpaid interest thereon) and all other amounts owing under this note shall immediately become due and payable, and (y) if such event is an Event of Default specified in clauses (i), (ii),
(iii), (iv) or (v) above, the Holder may, at any time at its option, by written notice to the Company, declare this note (with all accrued and unpaid interest thereon) and all other amounts owing under this note to be immediately due and payable. Notwithstanding anything to the contrary contained herein, any amounts owed under this note shall bear interest at the Default Rate from and after the occurrence of an Event of Default.


                                       3
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                  The Company hereby covenants and agrees that it will not
consummate any Business Combination (as defined in the Purchase Agreement) unless and until this note shall be repaid in full; provided, however, that the requirement that this note be repaid prior to consummation of the Business Combination may be waived by written notice to Buyer delivered at least three
(3) business days prior to the consummation date of such Business Combination.

                  The Company hereby waives grace, diligence, presentment, demand, notice of demand, dishonor, notice of dishonor, protest, notice of protest, any and all exemption rights against the indebtedness evidenced by this note and the right to plead any statute of limitations as a defense to the repayment of all or any portion of this note, and interest thereon, to the fullest extent allowed by law, any and all notices of any kind (other than notices specifically provided for in this note) and, except with respect to its rights provided in the Purchase Agreement, all compensation of cross-demands pursuant to California Code of Civil Procedure Section 431.70, to the extent applicable. No delay, omission and/or failure on the part of Holder in exercising any right and/or remedy hereunder shall operate as a waiver of such right and/or remedy or of any other right and/or remedy of Holder.

                  This note shall be construed and enforced under and pursuant to the laws of the State of New York.

                  This note shall continue to be effective or be reinstated, as the case may be, if at any time any payment made pursuant to it (whether by the Company, any guarantor of this note or any other person or entity) is rescinded or must otherwise be returned by the Holder upon the bankruptcy or reorganization or otherwise of the Company or any guarantor or any other person or entity, all as though such payment had not been made.

                  The failure on the part of the Holder to at any time enforce any of the provisions of this note shall not be deemed or construed to be a waiver of any such provisions, nor in any way to affect the validity of this note or any provision hereof or the right of the Holder to thereafter enforce each and every provision of this note. No waiver of any breach of any of the provisions of this note shall be effective unless set forth in a written instrument executed by the party against which enforcement of such waiver is sought; and no waiver of any such breach shall be construed or deemed to be a waiver of any other or subsequent breach. Neither this note nor any rights to receive payments hereunder may be assigned or transferred by the Holder without the prior written consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed.


                                       4
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                  The Company agrees to pay any and all costs and/or expenses paid and/or incurred by Holder by reason of, as a result of, or in connection with, the collection or enforcement of this note or the Company's obligations hereunder and under the Pledge Agreement and/or any other documents contemplated hereby or thereby, including, but not limited to, any and all attorneys' fees and related costs, whether such costs and/or expenses are paid or incurred in connection with the enforcement of this Note, the Pledge Agreement or any other documents contemplated hereby or thereby, the protection and/or preservation of the collateral or security for this note and/or any other rights, remedies and/or interests of Holder, whether or not suit is filed. The Company's agreement to pay any and all such costs and expenses includes, but is not limited to, costs and expenses incurred in enforcing any judgment obtained by Holder and in connection with any appeals therefrom. All such costs and expenses are immediately due and payable to Holder by the Company whether or not demand therefore is made by Holder.

                  The Company hereby represents and warrants to Holder that, by its execution below, the Company has the full power, authority and legal right to execute and deliver this note and that the indebtedness evidenced hereby constitutes a valid and binding obligation of the Company without exception or limitation.

                  This note may be modified only by a written instrument that is executed and delivered by the party against which enforcement of such modification is sought.





                                      ACCESS INTEGRATED TECHNOLOGIES, INC.


                                      By: /s/ A. Dale Mayo
                                         -------------------------------------
                                          A. Dale Mayo
                                          President and Chief Executive Officer


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